SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2007

SHIMING U.S., INC.
(Exact name of registrant as specified in Charter)

Nevada	000-32541	6-0609457
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12/F, Shanxi Zhengquan Building, Gaoxin 2nd Road
Xian, Shanxi Province, China
(Address of Principal Executive Offices)

(852) 2823-0000
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(b)	Resignation of Principal Officers and Directors

On March 29, 2007, Ms. Ziyuan Lu resigned as the Chief Financial Officer and Secretary of Shiming U.S., Inc. (the “Company”). Ms. Lu also resigned as a director from the board of directors of the Company effective March 29, 2007.

There were no disagreements between Ms. Lu and any officer or director of the company. The company provided a copy of the disclosures it is making in response to this Item 5.02 to Ms. Lu and informed her that she may furnish the company as promptly as possible with a letter stating whether she agrees or disagrees with the disclosures made in response to this Item 5.02, and that if she disagrees, then the company requests that she provide the respects in which she does not agree with the disclosures. The company will undertake to file any letter received from Ms. Lu, if any, as an exhibit to an amendment to this current report on Form 8-K within two business days after receipt.

(c)	Appointment of Officers

Upon the resignation of Ms. Lu, Mr. Chunan Liu was appointed as Chief Financial Officer of the Company effective March 29, 2007.

Mr. Chunan Liu, 50 years old, a licensed Certified Public Accountant, has held numerous managerial and professional capacities for private firms in China. Mr. Liu has served as an accountant for Xi’an Electrical Appliance Factory, Xi’an Zhengdatongyong Technology Institute since June 1990.  From March 1992 to August 1993, Mr. Liu also served as the manager of the Office of Finance of Xi’an Huaheng Science & Technology Industry Company.  From September 1993 to December 2002, Mr. Liu served as the Chief Financial Officer of Shanxi Changxiang Air-Condition Import Co., Ltd. and Lanzhou Yellow-River Group Co., Ltd. (Xi’an Branch).  Since June 2003, Mr. Liu served as the Chief Financial Officer of Shanxi QinAPangGong Tourism Development Corp. Mr. Liu holds a Bachelor of Economics degree from China Central Administration University and graduated from the Shan’Xi College of Finance.

There are no family relationships among the directors or executive officers.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Liu is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Liu or modification thereto, under any such plan, contract or arrangement in connection with any such event.

Upon the resignation of Ms. Lu, Mr. Cunhu Yang was appointed as Secretary of the Company effective March 29, 2007.

From 1983 to 1989, Mr. Cunhu Yang, 44 years old, worked at the Zhengzhou Machinery Institute.  From 1989 to 1994, Mr. Yang was the section chief of China West Electricity Group.  From 1994 to 2001, Mr. Yang served as a senior supervisor and department manager for West Security Co., Ltd.  Mr. Yang also served as the secretary of the Board of Directors of Shanxi Chaoxun Science Technology Corp. from 2001 to 2004.  In 2004, Mr. Yang joined Shanxi Shiming Science Technology Corp. as its vice general manager.  Mr. Yang holds a MBA degree from Xi’an University of Technology.

There are no family relationships among the directors or executive officers.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Yang is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Yang or modification thereto, under any such plan, contract or arrangement in connection with any such event.

(d)	Election of Directors

On March 29, 2007, Mr. Chunan Liu was appointed to the board of directors to fill the vacancy resulting from Ms. Lu’s departure.

Mr. Liu does not hold any other directorship in any other reporting company.

There are no arrangements or understandings between Mr. Liu and any other persons pursuant to which Mr. Liu was selected as a director.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which Mr. Liu is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to Mr. Liu or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SHIMING U.S., INC.

By:	/s/ Shiming Wang
Shiming Wang Chief Executive Officer

Dated: March  30, 2007